Exhibit 10.2

FIFTH AMENDMENT

TO

SUBURBAN PROPANE RETIREMENT SAVINGS & INVESTMENT PLAN

Pursuant to Article XI of the Suburban Propane Retirement Savings & Investment Plan effective January 1, 2013, said Plan is amended as set forth herein effective as of April 1, 2018.

               FIRST:         Article V of the Plan is restated in its entirety, as attached hereto.

               SECOND:     In all other respects, the Plan is ratified and approved.

               IN WITNESS WHEREOF, the duly authorized Members of the Benefits Administration Committee have adopted this amendment this 15th day of May 2018.

/s/ DANIEL S. BLOOMSTEIN	/s/ STEVEN C. BOYD
Daniel S. Bloomstein	Steven C. Boyd

/s/ A. DAVIN D’AMBROSIO	/s/ MICHAEL A. KUGLIN
A. Davin D’Ambrosio	Michael A. Kuglin

/s/ SANDRA N. ZWICKEL
Sandra N. Zwickel

ARTICLE V ‑ BENEFITS

5.01 Retirement Benefits:

(a)	Normal Retirement: A Participant is entitled to receive his Normal Retirement Benefit as of his Normal Retirement Date.
(i)	Normal Retirement Date shall mean the later of the date on which the Participant attains age 65 or the 5th anniversary of his Date of Participation.
(ii)

Normal Retirement Benefit shall mean the entire balance of the Participant’s account, valued in accordance with the provisions of Section 5.05, and distributed in accordance with the provisions of Articles VI and VII of the Plan.

(b)

Late Retirement:  A Participant whose employment continues beyond his Normal Retirement Date shall continue to participate in this Plan until his actual retirement and is entitled to receive, as his Late Retirement Benefit, the entire balance remaining in his account, valued in accordance with the provisions of Section 5.05, and distributed in accordance with the provisions of Articles VI and VII of the Plan.

(c)Early Retirement:  No Early Retirement Benefit is provided under the terms of this Plan.

5.02 RESERVED

5.03  Death Benefit:  Upon the death of a Participant prior to his separation from service with the Employer (including while on a leave of absence for Qualified Military Service, in accordance with Section 12.04), the entire balance of his account, valued in accordance with the provisions of Section 5.05, shall be distributable, as a Death Benefit, as soon as administratively feasible and in accordance with the provisions of Articles VII of the Plan.

5.04  Deferred Vested Benefit:  The Vested Portion of a Participant’s Accounts shall be 100% at all times, such that he shall be entitled to the entire balance in his account, valued in accordance with the provisions of Section 5.05, if his participation ceases for any reason whatsoever. Distribution of such deferred vested benefit shall be made in accordance with the provisions of Articles VI and VII.

5.05 Valuation Date:  The assets of the Plan shall be valued as of each day on which the New York Stock Exchange is open for trading.  For purposes of distribution, the value of a Participant’s account shall be determined as of the valuation date coincident with or immediately preceding the date on which (a) the Participant or other payee becomes entitled to distribution by virtue of the occurrence of a distributable event, (b) consent of the Participant or other payee is provided (if such consent is required), and (c) the Participant or other payee completes and submits all required distribution election forms, if any, which date shall be referred to as the “benefit entitlement date.”

5.06  “Year of Vested Service”:  A Participant shall be credited with a Year of Vested Service, for purposes of Section 5.04, for any Plan Year, or any comparable twelve-month period prior to the Effective Date of the Plan, during which he has been credited with an Hour of Service.

5.07  Forfeiture for Cause:  No vested benefit under this Plan shall be subject to forfeiture for cause.

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5.08  In-Service Withdrawals:  Any Participant may make withdrawals, at any time and without regard to termination of employment with the Employer, from his Employer Contribution Account, and Voluntary Nondeductible Contribution Account, or from amounts transferred to this Plan from a prior plan or by rollover pursuant to Article XIII. Any Participant who has attained age 59-1/2 may make withdrawals from any or all of his Accounts prior to his termination of employment with the Employer; provided, however, that such withdrawals shall be made from the following sources in the following order: (a) amounts transferred to this Plan from a prior plan or by rollover pursuant to Article XIII, (b) Voluntary Nondeductible Contribution Account, (c) Employer Contribution Account and/or Employer Matching Contribution Account, and (d) Elective Deferral Contribution Account.

5.09  Qualified Reservist Distribution:  Effective as of January 1, 2011, any Participant, regardless of age, who is a member of the reserves and who is ordered or called to active duty for a period in excess of 179 days or for an indefinite period may withdraw all or any portion of his Elective Deferral Contribution Account, provided that such withdrawal is made during the period beginning on the date of such order or call to active duty and ending at the close of the active duty period.

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